NEWS RELEASE                                                        Exhibit 99.1

FOR INFORMATION CONTACT:

Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215

William G. Cornely                 Melinda A. Janik
Exec. V.P., COO                    Sr. V.P., CFO
hcornely@glimcher.com              mjanik@glimcher.com
(614) 887-5614                     (614) 887-5610

FOR IMMEDIATE RELEASE
Wednesday, January 28, 2004

                   GLIMCHER REALTY TRUST ANNOUNCES DETAILS OF
                    $150 MILLION PERPETUAL PREFERRED OFFERING
                               IMPACT ON EARNINGS
                   ------------------------------------------

COLUMBUS, Ohio--January 28, 2004--Glimcher Realty Trust (NYSE:GRT) announced today that the $150 million public offering of 6,000,000 shares of 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, announced by the Company on January 23, 2004, is estimated to increase Net Income Available To Common Shareholders and Funds From Operations ("FFO") at an estimated annual rate of $.03 per diluted common share. The increase in net income available to common shareholders is primarily a result of the lower dividend rate on the new 8.125% Series G Preferred Shares compared to the 9.25% dividend rate for the Series B Preferred Shares that are being redeemed. FFO is a supplemental non-GAAP financial measurement that has been defined by the National Association of Real Estate Investment Trusts and that is used in the real estate industry.

The Company estimates that their redemption of the Series B shares will result in a non-cash charge of approximately $4.8 million as required under EITF Topic Number D-42, "The Effect on the Calculation of Earnings Per Share for the Redemption or Induced Conversion of Preferred Stock". This one time non-cash charge represents costs that were incurred and recorded in Additional Paid In Capital at the time of the initial issuance of the Series B preferred shares in 1997. The Company anticipates that this charge will reduce net income available to common shareholders and FFO per diluted common share by approximately $.12 for the first quarter of 2004.

                                     -more-


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About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT". Glimcher Realty Trust is a component of both Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material include, but are not limited to, economic and market conditions, tenant bankruptcies, rejection of leases by tenants in bankruptcy, financing and development risks, lease-up delays, the level and volatility of interest rates, the financial stability of tenants within the retail industry, the failure to close the sale of the Series G Preferred Shares, the failure to redeem the Series B Preferred Shares, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

                       Visit Glimcher at: www.glimcher.com